Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ENTERS AGREEMENT TO ACQUIRE WUHAN ASIA-PACIFIC

CONDIMENTS CO. LTD., A LEADER OF BOUILLON IN CENTRAL CHINA

SPARKS, MD, AUGUST 20, 2012 – McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that it has signed an agreement to purchase 100% of the assets of Wuhan Asia-Pacific Condiments Co., Ltd. (WAPC), a privately held company based in China. The completion of the agreement is expected to occur in mid-2013 subject to regulatory approval.

WAPC manufactures and markets the well-known DaQiao and ChuShiLe brand bouillon products, which have a leading position in the central region of China. These products complement McCormick’s current portfolio of flavor products in China that include spices, seasoning blends and sauces. Annual sales of WAPC’s business are approximately Rmb 730 million (approximately $115 million in U.S. dollars). McCormick has agreed to acquire the company for approximately Rmb 900 million (approximately $141 million in U.S. dollars).

Alan Wilson, Chairman, President & CEO of McCormick stated, “McCormick first entered China more than 20 years ago to provide a local source of supply to industrial customers. From this foundation we launched the McCormick brand of flavor products for consumers. Today, McCormick is one of the leading brands of spices and seasonings, with particularly strong category share in the coastal regions. Across both our consumer and industrial business, we operate profitably in China and have grown sales at a 16% compound rate for the past five years.

“The addition of WAPC, extends our broad range of flavors in China with bouillon. In WAPC’s top markets, more than half of consumers use chicken bouillon each day at every meal to enhance the flavor of their food. This business is strong in central China, which fits well with McCormick’s presence in the coastal regions. The management and employees of WAPC have built a great business and are driving rapid growth. We look forward to working with them to achieve continued success.”

WAPC was founded in 1998. The business has approximately 900 employees, a modern manufacturing facility located in Wuhan, China and a network of distributors that serves traditional markets as well as modern grocery stores. Sales of the business have grown at a 25% compound annual rate from 2007 to 2011 as a result of increasing demand, rapid distribution expansion and brand marketing. McCormick anticipates continued annual sales growth of at least 10%.

The purchase price for WAPC is approximately Rmb 900 million (approximately $141 million in U.S. dollars) subject to certain closing adjustments. The transaction multiple is expected to be 12 times EBITDA (earnings before interest, tax, depreciation and amortization). Transaction finalization is subject to regulatory approvals, including anti-monopoly clearance. McCormick expects the acquisition to increase earnings per share in 2014 and be fully accretive in 2015, once integration activity is completed. In 2013, the Company anticipates a slightly dilutive impact to earnings per share due to integration and financing costs, and an estimated $4 million in costs related to the completion of this transaction.

Mr. Wilson further stated, “McCormick has rapidly expanded its presence in emerging markets where consumers have an increased interest in new flavors and an increasing demand for the convenience and quality of branded packaged foods. With the addition of WAPC’s business and acquisitions completed in the past 12 months, we expect approximately 15% of 2013 sales to come from emerging markets, a significant increase from 10% in 2011. We are well on our way toward achieving our 2015 goal to have 20% of sales in emerging markets.”

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.”

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With more than $3.5 billion in annual sales, the Company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

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